BOND PURCHASE AGREEMENT

This Agreement dated as of December 30, 1985, by and among PROTECTIVE LIFE CORPORATION, a corporation duly organized and validly existing under the laws of the State of Delaware, (the “Seller”) AMERICAN FOUNDATION LIFE INSURANCE COMPANY, a corporation duly organized and validly existing under the laws of the State of Alabama (“American”), PROTECTIVE LIFE INSURANCE COMPANY, a corporation duly organized and validly existing under the laws of the State of Alabama (“Protective”), UNITED FOUNDERS LIFE INSURANCE COMPANY, a corporation duly organized and validly existing under the laws of the State of Oklahoma (“United”) (Protective, United, and American being referred to as the “Subsidiaries”), and NATIONAL WESTMINSTER BANK USA, a national banking association (the “Bank”).

In consideration of the mutual promises contained in this Agreement, the parties hereto agree as follows intending to be legally bound thereby:

1.    Definitions. Unless the context otherwise requires, the following words and phrases shall have the meanings ascribed to them in this Section 1.

(a)	“AmSouth” shall mean AmSouth Bank N.A., a national banking association, being the issuer of the Letter of Credit, or any other bank acceptable to Holder and Seller.

(b)	“Bond” or “Bonds” means the local governmental obligations described in Exhibit A attached hereto, made a part hereof and incorporated herein by reference.

(c)
“Bond Documents” mean any loan agreement, agreement of sale, installment sale agreement, mortgage, deed of trust, deed to secure debt, promissory note, assignment of rents and leases, title insurance policy, and any other document further evidencing, securing, and/or authorizing each corresponding Bond.

(d)
“Bond Price” means the amount of $45,287,001.08, which sum is being paid by the Bank to the Seller for the Bonds. The Bond Price includes the Premium. “Bond Price for each Bond” shall mean, with respect to each Bond, the Bond Price shown on Exhibit A for such bond, separately.

(e)    “Determination of Taxability” shall mean with respect to each Bond:

(i)    the occurrence of any of the following:

(a)
the enactment of legislation, the issuance or rendering of a judicial decision or decree, or an order, ruling, regulation or official statement of general application of the Department of the Treasury or of the Internal Revenue Service of the United States;

(b)
the issuance of a written notice of deficiency or other final notice to any Holder or any other action taken by the Department of the Treasury or the Internal Revenue Service of the United States which is not subject to further review or rehearing except by the filing of a petition in the Tax Court of the United States or by other judicial proceeding;

(c)
the issuance or revocation of any public or private ruling or technical advice or other announcement or procedure by the Department of the Treasury or the Internal Revenue Service of the United States; or

(d)    the occurrence of any other act, event or circumstance;

resulting in the inclusion of the interest income on any of the Bonds in the gross income for federal income tax purposes of any Holder. Such Determination of Taxability shall be deemed to have occurred upon the date as of which interest on the Bonds become so includible or; or

(ii)	advice from nationally-recognized bond counsel to any Holder in writing that interest on the Bonds is currently includible in gross income for federal income tax purposes.

Provided that no Determination of Taxability shall be deemed to have occurred with respect to any Bond (i) if the interest income thereon shall be subject to federal income taxation for any period solely because during that period the Bond was held by a person (other than Seller or any Subsidiary) who is a “substantial user” of the Project or a “related person” to such “substantial user”, as those terms are defined or used in Section 103(b) of the Code, or (ii) the holder of the Bond (other than Seller or any Subsidiary) otherwise caused the interest income thereon to be subject to federal income tax. Provided further, that with respect to acts, events, or circumstances under (i) (d) above, no Determination of Taxability shall be deemed to have occurred unless supported by an opinion of nationally-recognized bond counsel to the effect that such Determination of Taxability has occurred.

(f)    “Documents” shall refer to this Agreement, the Escrow Agreement or the Letter of Credit.

(g)    “Escrow Agent” means SouthTrust Bank of Alabama, National Association.

(h)
“Escrow Agreement” means the Escrow Agreement, dated as of this same date, by and between the Bank, Escrow Agent, and the Seller, as amended and supplemented from time to time in accordance with its terms.

(i)
“Event of Default” means, with respect to any Bond, any event of default in the Bond or any Bond Document, and the expiration of 60 days following such event of default, during which 60-day period such event of default is not cured.

(j)
“First Call Date” means, with respect to each Bond, the first date the holder of the Bond has the right to demand, call, or accelerate the principal amount due under the Bond, together with all interest and other amounts due under such Bond according to its terms. The First Call Date for each Bond is specified in Exhibit A.

(k)	“Holder” or “Holders” means the holder(s) or owner(s) from time to time of the Bonds, the initial Holder being the Bank.

(l)	“Issuer” means, with respect to each Bond, the public or municipal corporation which has issued such Bond.

(m)
“Letter of Credit” means the irrevocable Letter of Credit, in the form of Exhibit B attached hereto, made a part hereof and incorporated herein by reference, issued by AmSouth for the account of the Seller in favor of the Bank and delivered to the Bank.

(n)
“Obligor” means the obligor of the Issuer with respect to each Bond having the ultimate obligation for the payment thereof irrespective of the form of the arrangement providing for such payment by such obligor (whether a lease agreement, installment sale agreement, a loan agreement, or other financing arrangement); and the assignee, sublessee, or transferee of such obligor, which assignee, sublessee, or transferee is making the payments due under the Bond.

(o)
“Premium” means the difference between the Bond Price and the aggregate outstanding principal of the Bonds, which Premium is $6,859,447.32, as described in Exhibit A attached hereto (and separately with respect to each Bond).

(p)    “Put Option Agreements” mean the Put Option Agreements contained in Section 4 herein.

(q)
“Put Expiration Date” shall mean, with respect to each Bond, 5:00 P.M. (New York, New York time) on the day which is 31 days after the expiration of the Redemption Period for each Bond. The Redemption Period for each Bond is the date by which the Issuer of the Bond is required to redeem the Bond after the First Call Date (assuming, for purposes of this definition only, and without obligating any Holder, that the Holder exercises its call rights as of the First Call Date).

(r)	“Servicing Agreement” means the Servicing Agreement, dated as of this date, by and between the Seller and the Bank, as amended and supplemented from time to time in accordance with its terms.

(s)
“Repurchase Date” means the date or dates designated by the Bank as the date on which the Bonds shall be repurchased (meaning paid for in immediately available funds received by Bank) by the Seller pursuant to the terms of Section 4 hereof. The Repurchase Date shall not be earlier than 15 days following receipt by Seller of the Put Notice described in Section 5 with respect to each Bond.

(t)    “Strike Price” means the aggregate of:

(i)	the unpaid principal balance due under each Bond as of the Repurchase Date for the Bond;

(ii)    all interest accrued but not paid under the Bond to the Repurchase Date for the Bond;

(iii)	all unpaid advances by the Holder to cure defaults under the Bond which are secured by the Bond Documents due and payable as of the Repurchase Date for the Bond; and

(iv)
with respect to any Bond subject to a Default Put (as described in Section 4), all principal and interest payments received by the Holder during a period of 90 days (or the preference period then in effect under federal bankruptcy laws) prior to the Repurchase Date. Such payments received in such 90-day period are herein referred to as “90-day Payments”.

(v)
with respect to any Bond subject to a Taxability Put (as described in Section 4), all additional interest payable under each Bond, as a result of a Determination of Taxability, from the Closing Date to the Repurchase Date.

Words of masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter may refer to any gender. Words importing the singular number shall include the plural number, and vice versa.

Unless the context shall otherwise indicate, references in this Agreement to any other document or documents are and shall be references to such document or documents as the same may from time to time be duly modified, amended, supplemented, renewed or extended.

All accounting terms not otherwise defined in this Agreement or by incorporation from another document shall have the meanings assigned to them in accordance with generally accepted accounting principles.

2.    Purchase and Sale. Subject to the terms and conditions herein set forth, the Seller and Subsidiaries hereby sell, transfer, and set over to the Bank absolutely, the Bonds specified in Exhibit A attached hereto, for an aggregate purchase price equal to the Bond Price, which includes the Premium. The parties agree that the Premium has been negotiated separately from the remainder of the Bond Price and represents the fair market value to the Bank of the Put Option Agreements. All accrued interest on each Bond at the rate stated therein from the interest payment date provided for therein for the period following the last payment of principal under each Bond until the Closing Date, shall be paid to the Seller upon receipt thereof under the Servicing Agreement.

Payment for the Bonds shall be made on or before December 31, 1985, by wire transfer in immediately available funds for deposit to the escrow fund (the “Escrow Fund”) with the Escrow Agent, Birmingham, Alabama, to be received by the Escrow Agent no later than 1:00 P.M., C.S.T., on the Closing Date.

Delivery of the Bonds is hereby made by Seller to the Escrow Agent, with the exception of the last-mentioned Bond on Exhibit A (in the amount of $2,100,000) which Seller is purchasing on December 31, 1985. Seller shall hold said Bond as bailee for the Escrow Agent and shall deliver the same to the Escrow Agent by no later than January 6, 1986. The disbursement of the Bond Price and delivery of the Bonds shall be made and governed in accordance with the Escrow Agreement. The date of such delivery and payment to the Escrow Agent is herein called the “Closing Date.”

Seller shall, following the Closing Date, cause, at Seller’s expense, all the Bond Documents (which are customarily assigned upon assignment of the Bond secured hereby) to be assigned of record to the Bank and all Bonds shall be registered in the name of the Bank in accordance with applicable laws, (Seller shall not be liable, however, for any New York transfer taxes respecting the Bonds). Seller represents that all the actions specified in the previous sentence can be accomplished in a reasonable period of time after the Closing Date and Seller agrees to accomplish all of the same with due diligence. Seller further agrees, at the expense of Seller, to execute and deliver such additional instruments and documents as may reasonably be requested by the Bank in order to effectuate such transfers. Seller shall receive the Bond Price for the account of the respective Subsidiaries.

The Holder may at the time during the term of this Agreement sell, transfer, assign, pledge, hypothecate or otherwise dispose of any Bond, without the necessity of obtaining the consent of, or of giving notice to, the Seller, or any other party (except as specified in Sections 3 and 6 herein), and any purchaser or transferee of any Bond, shall succeed to and be entitled to exercise all of the rights of the Holder hereunder with respect to each Bond tranferred, and shall be subject to all of the terms and conditions, and be required to comply with all the provisions, of this Agreement and the Servicing Agreement. Provided, however, that Seller shall not have any obligation to repurchase any Bonds (pursuant to Section 4) held by any Holder having a net worth of less than $100 million. Seller’s obligations under Section 4 shall not be altered or diminished, however, by any pledge, hypothecation, other secured transaction with respect to any Bond, or by the sale by the Holder of any participation interest in any Bond (so long as the Holder remains the Holder).

This Agreement may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of separately or apart from any of the Bonds.

3.    Agreement of Seller and Holder. Upon any sale or transfer of the Bonds by any Holder, the Holder and Seller agree to execute and attach a Put Option and Servicing Agreement to each Bond, subject to the terms and conditions of this Agreement and in such form as, in the opinion of counsel for Seller and counsel for Holder, will obligate such Holder to the terms of the Servicing Agreement and this Agreement with respect to the Bonds held by such Holder. Holder and Seller agree to execute any further instruments, agreements, or other documents reasonably required by either to effectuate and/or perfect the foregoing agreements. With respect to each Bond transferred by any Holder, Seller shall be provided notice of the date of transfer, name, address, and federal income tax identification number of each transferee.

4.    Put Option Agreement. Subject to the terms and conditions, and upon compliance with the requirements for the giving of notice and manner of delivery set forth herein, the Holder of each Bond is hereby granted the right to tender any of the Bonds to the Seller, or its duly appointed agent for delivery on the Repurchase Date, and to receive payment therefor in the amount of the Strike Price, on any one or more of the following events (referred to as “Events of Repurchase”):

(a)
Default Put. With respect to any Bond, the occurrence of an Event of Default described in Section 1(i); and/or, with respect to all Bonds, a default by Seller under Section 13(c) [ referred to collectively as the “Default Put” or a “Put” ]; or

(b)	Taxability Put. The occurrence of a Determination of Taxability with respect to the Bond [ referred to as a “Taxability Put” or a “Put” ].

Provided, however, that the Taxability Put and the Default Put shall expire, with respect to each Bond, at the earlier of (i) the Put Expiration Date with respect to such Bond, or (ii) the day 30 days after receipt by Holder of a written notice from Seller of any Event of Default or Determination of Taxability (provided Holder has not given a Put Notice within said 30-day period).

Provided further, that upon receipt of such assurances as are reasonably required by the Holder that no 90-Day Payments [ as described in Section 1(t)(iv) ] have been determined by any court of competent jurisdiction as being preferential payments (within the meaning of applicable bankruptcy laws) or that the applicable time periods have expired for the assertion of any such preference, the Holder shall, upon demand, repay to Seller the full amount of any 90-Day Payment together with interest thereon at an annual interest rate equal to the Bank’s publicly announced rate for 90-day certificates of deposits as the same may have fluctuated from the Repurchase Date to the date of repayment of the 90-Day Payment.

5.    Notice and Delivery by Bank. The Holder shall notify the Seller of its exercise of a Put Option Agreement in writing and shall specify the following with respect to each Put:

(i)    in case of a Default Put, the nature of the Event of Default;

(ii)    in case of a Taxability Put, the basis for the Determination of Taxability;

(iii)    for each Bond to be Put, the Repurchase Date, Strike Price and a description of the Bond.

Each such notice shall be referred to as a “Put Notice.” On the Repurchase Date, the Holder shall, simultaneously with the payment by the Seller to the Holder of the Strike Price for the Bond, deliver each such Bond and Bond Documents to the Seller at Bank’s notice address below, or at such other location in the City of New York as the Seller may designate in writing by a notice delivered to the Holder not less than five (5) business days prior to such Repurchase Date. Payment of the amount due pursuant to Section 4 hereof to the Holder by the Seller shall be made in immediately available funds to such account or accounts as the Holder shall designate to the Seller in writing not less than five (5) business days prior to such Repurchase Date.

Following the receipt by the Holder of the Strike Price, the Holder shall at its expense, cause all the Bond Documents assigned to the Bank by the Seller to be assigned of record to the Seller and cause all Bonds to be registered in the name of the Seller in accordance with applicable laws. The Holder agrees to accomplish all of the actions specified in the previous sentence with due diligence. The Holder further agrees, at the expense of the Holder, to execute and deliver such additional instruments and documents as may reasonably be requested by the Seller in order to effectuate such transfer.

6.    Letter of Credit. Concurrently with the delivery of the Bonds to the Bank, the Seller shall cause to be delivered to the Bank the Letter of Credit, dated not later than the date hereof, issued by AmSouth, for the account of the Seller and for the benefit of the Bank. The Letter of Credit shall not expire prior to a date one year following the date hereof. The Letter of Credit shall by in a stated amount (the “Required Stated Amount”) of the lesser of (a) $15,000,000 or (b) an amount equal to forty percent (40%) times the aggregate unpaid principal balance of the Bonds for which Put Option Agreements are in effect on each anniversary date of this Agreement, based upon the scheduled aggregate principal balance of the Bonds as of such anniversary date. Not later than sixty (60) day prior to each anniversary date hereof, the Seller shall cause an acceptable amendment to the Letter of Credit to be delivered to the Bank, which shall be in a face amount at least equal to the Required Stated Amount, and which shall extend the Letter of Credit for a period of one year, initially, from the anniversary date hereof, and thereafter, one year from each extended anniversary date of the Letter of Credit, except the last extension, which shall be from December 30, 1995, to June 1, 1996.

Drawings under the Letter of Credit may be made solely by the Bank (and not by any other Holder of all the Bonds or any of the Bonds).

The Bank agrees that promptly after any drawing under the Letter of Credit made as a result of the failure of Seller to perform any Put Option Agreement, Bank will deliver to AmSouth the Bond Documents and Bonds described in the corresponding Put Notice; and, shall cause, at Bank’s expense, all the Bond Documents assigned to the Bank by Seller to be assigned of record to AmSouth and all Bonds shall be registered in the name of AmSouth in accordance with applicable laws. The Bank agrees to accomplish the actions specified in the previous sentence with due diligence. The Bank further agrees to execute and deliver such additional instruments and documents as may reasonably be requested by AmSouth in order to effectuate such transfer.

Seller agrees that after any drawing by the Bank under the Letter of Credit made as a result of the failure of the Bank to receive an acceptable amendment to the Letter of Credit, as required by this Section, the funds received by the Bank shall be held by the Bank as collateral for all obligations of Seller under this agreement, and Seller hereby pledges and assigns all of its interest in such funds to the Bank for such purpose. The Bank shall keep any such reserves held by it under this Section continuously invested in direct obligations of, or obligations the payment of which is guaranteed by, the United States of America, maturing at a date being no later than the date of termination of this agreement as set forth hereinbelow. The Bank shall not be responsible for any market loss that may occur by reason of any investment made in accordance with the next preceding sentence. All interest on such reserve shall be payable as and when received by the Bank over to the Seller. The Bank shall have no obligation to pay any such funds to the Seller until the termination of this agreement and the satisfaction of all of the obligations of Seller to the Bank hereunder, with the exception of interest as aforesaid.

7.    Obligations of Seller Unconditional. The obligations of the Seller under Section 4 hereof shall be absolute and unconditional, shall remain in full force and effect until this Agreement shall have terminated in accordance with Section 9 hereof, and shall not be affected, modified or impaired by the happening from time to time of any event, including, without limitation, any of the following: (i) the compromise, settlement, release or termination of any or all of the obligations, covenants or agreements of the Holder under the Documents, as applicable; (ii) the failure to give notice to the Seller of the occurrence of an event of default under Section 13; (iii) the waiver of the payment, performance or observance by the Holder, or the Seller of any of the obligations, covenants or agreements of any of them contained in the Documents; (iv) the extension of the time for payment of any amounts due under the Documents, or the time for performance of any other obligations, covenants or agreements under or arising out of the Documents, or any extension or renewal thereof; (v) the modification or amendment (whether material or otherwise) of any obligation, covenant or agreement set forth in the Documents; (vi) the taking or the omission of any of the actions referred to in the Documents; (vii) any failure, omission, delay or breach on the part of the Holder, or the Holders from time to time of the Bonds described in and attached hereto; (viii) voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings affecting the Seller, the Holder, AmSouth or the Escrow Agent, or any of the assets of any of them, or any allegation or contest of the validity of this Agreement in any such proceeding; (ix) to the extent permitted by law, the release or discharge of the Seller from the performance or observance of any other obligation, covenant or agreement contained in this Agreement by operation of law; and (x) the default by or failure of the Holder fully to perform any of its obligations set forth in this Agreement; provided, however, that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, and intent of this Section that the obligation of the Seller shall be absolute and unconditional and shall not be discharged, impaired or waived except by repurchase of the Bonds in accordance with the terms of this Agreement, and then only to the extent of the payments made therefor.

Provided, however, and notwithstanding the foregoing, Seller’s obligations under Section 4 to each Holder are contingent upon the performance by such Holder of its obligations under the Servicing Agreement, and the absence of any material breach by such Holder under (or failure to comply in all material respects with the provisions of) Sections 2, 4, 5 and 12 hereof.

8.    Conditions Precedent. The obligation of the Bank contained in Section 2 hereof is made expressly subject to the following conditions precedent: (i) the execution and delivery by the Seller of an original counterpart of this Agreement; (ii) the execution and delivery by AmSouth of the Letter of Credit; (iii) the execution and delivery by the Escrow Agent of an original counterpart of the Escrow Agreement; (iv) receipt by the Bank of an opinion of counsel to the Seller substantially in the form attached as Exhibit B-1 hereto; (v) receipt by the Bank of an opinion of counsel to AmSouth substantially in the form attached as Exhibit C hereto; (vi) receipt by the Bank of an opinion of special tax counsel to the Bank substantially in the form of Exhibit D hereto; and (vii) such other documents, certificates and opinions as the Bank may reasonably require in connection with the sale, pursuant to this Agreement, of the Bonds.

9.    Term of Agreement. This Agreement shall terminate, and neither the Seller nor any Holder shall be under any further obligations hereunder, upon the earlier of the (i) the date on which all of the Bonds then subject to this Agreement shall be repurchased by the Seller pursuant to Section 4 hereof and, if any of the Put Option Agreements granted pursuant to Section 4 are not exercised, the date on which all such Put Option Agreements shall have expired in accordance with the terms of Section 4 or (ii) the date on which all of the Bonds then subject to this Agreement shall have matured or been paid in accordance with their respective terms. Upon the termination of this Agreement in accordance with the provisions of this Section, the Bank shall have no further rights under the Letter of Credit and shall return the same to Seller.

10.    Representation, Warranties and Covenants of Seller. The Seller and Subsidiaries hereby represent, warrant and covenant to the Bank which representations, warranties and covenants shall survive the execution and delivery of this Agreement, that, as of the date hereof [ except that such representations, warranties and covenants are made by the Subsidiaries only with respect to subsection (i) ]:

(a)
The Seller is a corporation duly organized and validly existing under the laws of the State of Delaware, is in good standing thereunder and has full corporate power and authority to own and operate its properties and conduct the business now being conducted by it.

(b)
The Seller has duly authorized all necessary action to be taken by it for: (i) the execution, delivery, receipt and due performance of this Agreement and such other documents and agreements as may be required to be executed and delivered or received by the Seller in order to carry out, give effect to and consummate the transactions contemplated hereby and (ii) the execution, delivery, receipt and due performance of the documents and such other documents and agreements as may be required to be executed and delivered or received by the Seller in order to carry out, give effect to and consummate the transactions contemplated thereby.

(c)
This Agreement and the Servicing Agreement have each been duly executed and delivered by the Seller, and each is a legal, valid and binding obligation of the Seller enforceable in accordance with its terms.

(d)
There is no action, suit, proceeding, claim, inquiry or investigation at law or in equity, or before or by any court, public board or body or governmental agency, pending or threated against, by or affecting the Seller or any of its subsidiaries or affiliates or its or their business or condition (financial or otherwise) (or, to the Seller’s knowledge, any basis therefor) wherein an unfavorable decision, ruling or finding would adversely affect the transactions contemplated to be performed by the Seller hereby or by the Documents, or the validity or the enforceability of the Documents or any other document or agreement to which the Seller is a party and which is used or contemplated for use in the consummation of the transactions contemplated to be performed by the Seller hereby and by the Documents, or which would declare the same to be unlawful or cause a rescission thereof.

(e)
All necessary authorizations, approvals, permits, consents and licenses required to be obtained by the Seller in connection with the execution and delivery by the Seller of the Documents, and the consummation by the Seller of the transactions contemplated to be performed by the Seller hereby and thereby, have been obtained, and no other authorizations, approval, permits, consent or license of any court, public board or body or governmental agency is required in order to consummate the transactions contemplated to be performed by the Seller hereby and thereby.

(f)
Neither the sale and delivery of the Bonds, nor the execution and delivery by the Seller of the Documents or any other document or agreement contemplated hereby or thereby, nor the performance by the Seller of its obligations hereunder or thereunder, will conflict with, contravene or constitute on the part of the Seller a breach of or a default under its Certificate of Incorporation or Bylaws or any action or resolution of its Board of Directors or any committee thereof, any existing law, court or administrative rule, regulation, decree or order, or any agreement, indenture, mortgage, lease or other document or instrument to which the Seller is a party or subject or by which it is bound.

(g)
The execution, delivery and performance by the Seller of this Agreement, the Documents or any other document or agreement contemplated hereby or thereby, or compliance by the Seller with the provisions hereof or thereof, does not require registration with, or the taking of any action in respect of, any federal, state or other governmental agency or authority.

(h)
(i) None of the Bonds are in default as to the payment of principal, premium, if any, or interest, nor is the Seller aware of any other event or circumstance which, with the giving of notice or the lapse of time, or both, would be deemed to be a default under any of the documents or agreements relating to, securing or providing for the payment of any of the Bonds, and (ii) no notice has been given of the call for redemption (whether optional, mandatory or sinking fund) of any of the Bonds prior to its stated maturity.

(i)
Each Subsidiary is the sole owner of the Bonds designated on Exhibit A as owned by such Subsidiary, free and clear of any liens, pledges, security interests, charges or other encumbrances of any kind or nature whatsoever.

(j)
To the knowledge of the Seller, there is no action, suit, proceeding, claim, inquiry or investigation at law or in equity, or before or by any court, public board or body or governmental agency, pending or threatened wherein an unfavorable decision, ruling or finding would adversely affect the exemption of interest on the Bonds from federal income taxation, nor has the Seller taken any actions or made any omissions which might adversely affect the exemption of interest on the Bonds from federal income taxation, nor is the Seller aware of any such actions or omissions by any other person or entity.

(k)
There is no action, suit, proceeding, claim, inquiry or investigation at law or in equity, or before or by any court, public board or body or governmental agency, pending or threatened against, by or affecting the Seller or any of its subsidiaries or affiliates or its or their business or condition (financial or otherwise) (or, to the Seller’s knowledge, any basis therefor), wherein an unfavorable decision, ruling or finding might result in a material adverse change in the operations, properties or condition (financial or otherwise) of the Seller, and the Seller has no knowledge of any default with respect to any order of any court, governmental authority or arbitrator that might result in any such change.

(l)	The Bonds delivered by the Seller will be as described in Exhibit A hereto.

(m)
The Seller agrees to indemnify and hold harmless the Bank, and any member, officer, official or employee of the Bank, (collectively, the “Indemnified Parties”), and each of them, against any and all losses, claims, damages, liabilities or expenses whatsoever caused by any untrue statement or misleading statement or allegedly misleading statement of a material fact given or made in connection with the representations, warranties and agreements of the Seller contained in this Section or caused by any omission or alleged omission from the representations, warranties and agreements contained in this Section of any material fact necessary in order to make the statements made herein, in light of the circumstances under which they were made, not misleading.

(n)
If any action shall be brought against one or more of the Indemnified Parties based upon the representations, warranties and agreements contained in this Section and in respect of which indemnity may be sought against the Seller, the Indemnified Party or Parties shall promptly assume the defense thereof, including the employment of counsel, the payment of all expenses in connection therewith and the right to negotiate and consent to settlement. Any one or more of the Indemnified Parties shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless employment of such counsel has been specifically authorized by the Seller. The Seller shall not be liable for any settlement of any such action effected without its consent by any of the Indemnified parties, but, if settled with the consent of the Seller or if there be a final judgment for the plaintiff in any such action against the Seller or any of the Indemnified Parties, with or without the consent of the Seller, the Seller agrees to indemnify and hold harmless the Indemnified party or Parties to the extent provided in this Agreement.

(o)
Any certificate signed by any of the authorized officers of the Seller and delivered to the parties hereto shall be deemed a representation and warranty of the Seller as to the statements made therein.

(p)	Financial Information:

(i)
The 1984 Annual Report of Seller certified by Coopers & Lybrand for the period ending December 31, 1984 a copy of which has been delivered to the Bank and AmSouth, presents fairly the assets and liabilities of the Seller as of December 31, 1984, all in conformity with generally accepted accounting principles applied on a consistent basis.

(ii)
The Form 10-Q for the nine month period ending September 30, 1985, filed with the Securities and Exchange Commission (“SEC”), a copy of which has been delivered to the Bank, presents fairly the assets and liabilities of Seller for the period then ended, in conformity with accounting practices prescribed or permitted by the SEC, applied on a consistent basis, subject to year-end adjustments and the audit of financial statements.

(q)	Taxes:

(i)
All tax returns required to be filed by the Seller in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon the Seller or upon any of its respective properties, income or franchises which, to the best knowledge of the Seller, are due and payable, have been paid in full.

(ii)	In the opinion of the Seller, the provisions for taxes on the books of the Seller are adequate for all open years and for their current fiscal periods.

11.    Representations, Warranties and Covenants of Bank. The Bank hereby represents, warrants and covenants to the Seller, which representations, warranties and covenants shall survive the execution and delivery of this Agreement, that, as of the date hereof:

(a)
The Bank is a national banking association duly organized and validly existing under the laws of the United States, is in good standing thereunder and has full corporate power and authority to own and operate its properties and to conduct the business now being conducted by it.

(b)
The Bank has duly authorized all necessary action to be taken by it for: (i) the execution, delivery, receipt and due performance of this Agreement and such other documents and agreements as may be required to be executed and delivered or received by the Bank in order to carry out, given effect to and consummate the transactions contemplated hereby, and (ii) the execution, delivery, receipt and due performance of the Documents.

(c)
This Agreement and the Servicing Agreement have each been duly executed and delivered by the Bank, and each is a legal, valid and binding obligation of the Bank enforceable in accordance with its terms.

(d)
There is no action, suit, proceeding, claim, inquiry or investigation at law or in equity, or before or by any court, public board or body or governmental agency, pending or threatened against, by or affecting the Bank (or, to the Bank’s knowledge, any basis therefor) where in an unfavorable decision, ruling or finding would adversely affect the transactions contemplated to be performed by the Bank hereby or by the other Documents or the validity or the enforceability of this Agreement, or any other documents or agreement to which the Bank is a party and which is used or contemplated for use in the consummation of the transactions contemplated to be performed by the Bank hereby and by the other Documents or which would declare the same to be unlawful or cause a rescission thereof.

(e)
All necessary authorizations, approvals, permits, consents and licenses required to be obtained by the Bank in connection with the execution and delivery by the Bank of the Documents and the consummation by the Bank of the transactions contemplated to be performed by the Bank hereby and thereby, have been obtained, and no other authorization approval, permit, consent or license of any court, public board or body or governmental agency is required in order to consummate the transactions contemplated to be performed by the Bank hereby and thereby.

(f)
Neither the execution and delivery by the Bank of this Agreement, or any other Documents or agreement contemplated hereby or thereby, nor the performance by the Bank of its obligations hereunder or thereunder, will conflict with, contravene or constitute on the part of the Bank a breach of or a default under its Articles of Incorporation or Bylaws or any action or resolution of its Board of Directors or any committee thereof, any existing law, court or administrative rule, regulations, decree or order or any agreement, indenture, mortgage, lease or other document or instrument to which the Bank is a party or subject or by which it is bound.

(g)
The execution, delivery and performance by the Bank of this Agreement or any other Documents or agreement contemplated hereby or thereby, or compliance by the Bank with the provisions hereof or thereof, does not require registration with, or the taking of any action in respect of, any federal, state or other governmental agency or authority.

12.    Obligations Respecting Bond Documents. Prior to the termination date of this agreement, the Holder will not, without the prior written consent of Seller: (a) release any part of the security for any Bond; (b) release any Obligor under any Bond Document; (c) otherwise modify any Bond Document so as to extend the First Call Date specified therein, or alter, modify, extend, or enlarge any provision of any Bond Document which, in the opinion of the Seller, will materially affect any of the obligations of Seller under this instrument; or (d) take any action which will diminish materially the collateral securing any Bond.

If the Holder breaches any of its agreements under this Section, the Put Option Agreement of Seller respecting the corresponding Bond or Bonds shall terminate, unless such breach is cured prior to expiration of the notice period set forth hereinbelow respecting each breach.

13.    Default Defined. The following shall constitute a “default” under this Agreement, and the term “default” shall mean any one or more of the following:

(a)	Failure by the Seller to repurchase any Bond in accordance with the terms hereof, or the failure by the Holder to observe and perform its obligations under the Servicing Agreement.

(b)
Failure by the Seller or Holder to observe or perform in any material respect any other covenant, condition or agreement in this Agreement to be observed or performed by the Seller or Holder other than that specified in subsection (a) of this Section for a period of thirty (30) days after written notice of such failure, specifying such failure and requesting that it be remedied, given to the defaulting party by the non-defaulting party, unless the non-defaulting party shall agree in writing to an extension of such thirty (30) day period prior to its expiration; provided, however, that, if the failure stated in the notice cannot be corrected within such thirty (30) day period, the non-defaulting party will not unreasonably withhold its consent to an extension of such grace period of corrective action is instituted by the defaulting party within such grace period and diligently pursued in good faith to the cure of such failure.

(c)
The dissolution or liquidation of the Seller, AmSouth, or the Holder or the voluntary initiation or commencement by the Seller, AmSouth, or the Holder of any petition for rehabilitation or liquidation under applicable laws or any successor provision or any other proceeding or case under any federal or state law relating to insolvency, arrangement, reorganization, readjustment of debt or any other form of debtor relief; the initiation or commencement against the Seller, AmSouth, or Holder of any such proceeding or case which shall remain undismissed for sixty (60) days; the assignment by the Seller, AmSouth, or Holder for the benefit of creditors or the entry by the Seller, AmSouth, or Holder into an agreement of compensation with creditors; or, the failure generally by the Seller, AmSouth, or Holder, to pay its debts as they become due. A default by AmSouth under this subsection (c) shall be deemed a default by Seller.

(d)
The failure of any representation or warranty made herein by the Seller or Holder, (other than a representation or warranty made in good faith reliance upon a representation or warranty made by another party hereto) to be true in all material respects.

The provisions of subsection (b) of this Section 13 are subject to the following limitation: if by reason of force majeure the Seller or Holder is unable in whole or in part to carry out any of its agreements contained herein (other than obligations under the Servicing Agreement or to repurchase the Bonds), the Seller or Holder shall not be deemed to be in default during the continuance of such inability. The term “force majeure” as used herein shall mean, without limitation, the following: acts of god; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United States of America or the States of New York, Alabama, or Delaware or of any of their department, agencies or officials, or of any civil or military authority; insurrections; riots; landslides; earthquakes; fire; storms; droughts; floods; explosions; breakage or accident to machinery, transmission pipes or canals; and, any other cause or event not reasonably within the control of the Seller or Holder. The Seller and Holder agree, however, to remedy with all reasonable dispatch the cause or causes preventing the Seller and Holder from carrying out their agreement; provided, however, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Seller or Holder, and the Seller or Holder shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the sole judgment of the Seller or Holder unfavorable to the Seller or Holder.

14.    Remedies on Default. Whenever any default hereunder shall have happened and be continuing, the non-defaulting party or parties may take whatever action at law or in equity may appear necessary or desireable to collect the amounts then due or to enforce the performance and observance of any obligation, agreement or covenant under this Agreement.

Without limiting the foregoing, if any material breach exists, as of the date of this agreement, of any representations made by Seller under Sections 10(h) or 10(l), and the Bank suffers a loss in connection with a Bond with respect to which such a material misrepresentation existed as of the date hereof, Bank shall be entitled to recover, in addition to any other damages or relief available under law or this Agreement (but without duplication), an amount equal to the unamortized portion of the Premium stated in Exhibit A (with respect to each Bond subject to such a breach), calculated from the date of discovery by the Bank of such breach to the First Call Date, prorated based upon an equal amortization of the Premium from the Closing Date to the First Call Date. Notwithstanding any provision of this paragraph, however, no damages shall be recoverable by Bank with respect to any material breach described in the preceding sentence unless demand is made therefor by Bank on or before December 30, 1987, time being of the essence.

15.     No Remedy Exclusive. No remedy herein conferred upon or reserved to the Seller or the Holder is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to ever other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.

16.    Agreement to Pay Attorneys’ Fees and Expenses. In the event any party should default under any of the provisions of this Agreement and the non-defaulting parties should employ attorneys or incur other expenses for the collection of payments required hereunder or the enforcement of performance or observance of any obligation, agreement or covenant on the part of the defaulting party herein contained, the defaulting party shall, on demand therefor, pay, to the extent permitted by law, to the non-defaulting parties the reasonable fees of such attorneys and such other reasonable expenses so incurred by such non-defaulting parties.

17.    No Additional Waiver Implied by One Waiver. In the event any obligation, agreement or covenant contained in this Agreement should be breached by any party and thereafter waived by any other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

18.    Subsidiaries. The Subsidiaries have joined in this Agreement solely for the purpose of transferring the Bonds and Bond Documents owned by each, and shall have no liability hereunder other tan due to a breach of the obligations of Subsidiaries under Section 2.

19.    Notice. Any notice required or permitted to be given under or in connection with this Agreement shall be (i) in writing (except as otherwise provided herein) and, (ii) mailed by Certified Mail, Return Receipt Requested, postage prepaid, with a copy sent by telex, telegram, telecopy or other similar form of rapid transmission, or personally delivered to an authorized officer of the recipient thereof, as follows:

(i)    If to the Seller or
any of the Subsidiaries:        Protective Life Corporation
Post Office Box 2606
Birmingham, Alabama 35202
Attention: President
with a copy to:            Protective Life Corporation
Post Office Box 2606
Birmingham, Alabama 35202
Attention: Chief Investment Officer

(ii)    If to the Bank:            National Westminster Bank USA
175 Water Street
New York, New York 10038
Attention: Armand S. Ehrlein

Any communication so addressed and mailed shall be deemed to be given when received; any notice so sent by rapid transmission shall be deemed to be given when receipt of such transmission is acknowledged, and, any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by, an authorized officer of the recipient thereof.

Any party may change its notice address by giving notice, in compliance with this section, of the new address to which a notice is to be sent, such change of notice address to be effectively not less than ten (10) days after receipt by the recipient thereof.

20.    Business Day. In any case where the Repurchase Date shall be in the city of the place of business of the Holder or Seller a Saturday, Sunday, legal holiday or a day on which banking institutions are authorized by law or executive order to close, or, if the date on which any other action is required to be taken hereunder shall not be a day on which banks are open for commercial banking business in the city of each Holder’s or the Seller’s place of business, then payment need not be made on such date but may be made on the next succeeding business day with the same force and effect as if made on the Repurchase Date, and no interest shall accrue as a result of such one business day delay in payment. Such action shall be taken on the next succeeding business day with the same force and effect as if made on the date that such action is otherwise require to be taken hereunder.

21.    Amendments and Modifications. This Agreement may not be altered, modified, amended or supplemented, except by a written instrument signed by all of the parites hereto.

22.    Invalidity. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof.

23.    Counterparts. This Agreement may be executed in several counterparts each of which shall constitute but one and the same instrument.

24.    Governing Law. This Agreement shall be governed by laws of the State of New York.

25.    Successors. This agreement shall inure to the benefit of and bind the successors and assigns of the parties hereto except as set forth herein.

26.    After-Maturity Interest. If either party shall fail to make any payment hereunder when due, interest shall accrue on the amount of such payment at a rate which shall be 2% in excess of the Bank’s Prime or Base rate for the period from the due date to and including the date of payment. Any such interest shall be payable on demand.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered in New York, New York, by its duly authorized officer named below all as of the date set forth above.

PROTECTIVE LIFE CORPORATION

By /s/ A. S. Williams III
Title Treasurer

NATIONAL WESTMINSTER BANK USA

By /s/ Armand S. Ehrlein
Title Vice President

PROTECTIVE LIFE INSURANCE COMPANY

By /s/ A. S. Williams III
Title Treasurer

AMERICAN FOUNDATION LIFE INSURANCE COMPANY

By /s/ A. S. Williams III
Title Treasurer

UNITED FOUNDERS LIFE INSURANCE COMPANY

By /s/ A. S. Williams III
Title Sr. Vice President, Inve.

DESCRIPTION OF BOND	BOND OWNER	MONTHLY PRINCIPAL + INTEREST PAYMENT	COUPON	FIRST CALL DATE	UNPAID PRINCIPAL BALANCE AS OF CLOSING DATE	PREMIUM	BOND PRICE
THE INDUSTRIAL DEVELOPMENT BOARD OF RUTHERFORD COUNTY, TENNESSEE REVENUE BOND (OZBURN-HESSEY STORAGE CO.)	Protective Life	13,165.30	12.000	4/1/90	1,213,453.97	143,129.84	1,356,583.81
DEVELOPMENT AUTHORITY OF COBB COUNTY REVENUE BOND (MILL CREEK LIMITED)	Protective Life	9,971.18	11.750	7/1/94	943,645.23	170,247.66	1,113,892.89
THE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF FRANKLIN, TENNESSEE LOAN REVENUE NOTE Series 1981 (Alexander Plaza, Phase II Project)	Protective Life	22,506.76	12.250	10/1/91	2,049,091.59	328,165.48	2,377,257.07
INDUSTRIAL DEVELOPMENT AUTHORITY OF ROANOKE COUNTY, VIRGINIA Industrial Development Revenue Bond (AREA Corporation Peter’s Creek & Williamson Project) Series of 1981 – No. R—1	Protective Life	15,834.32	12.250	2/1/94	1,478,179.84	304,328.06	1,782,507.90
INDUSTRIAL DEVELOPMENT AUTHORITY OF ROANOKE COUNTY, VIRGINIA Industrial Development Revenue Bond (AREA Corporation 460 East Project) Series of 1981 – No. R—1	Protective Life	13,459.17	12.250	2/1/94	1,256,452.95	258,678.94	1,515,131.89
THE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF TULLAHOMA, TENNESSEE REVENUE BOND (CHEROKEE SQUARE ASSOCIATES, LTD. REFUNDING)	Protective Life	23,643.37	12.500	7/1/93	2,174,548.27	456,166.27	2,630,714.54
THE INDUSTRIAL DEVELOPMENT BOARD OF THE METROPOLITAN GOVERNMENT OF NASHVILLE AND DAVIDSON COUNTY REVENUE BOND, SERIES B (ASSOCIATED WAREHOUSE PROPERTIES PROJECT)	Protective Life	7,637.25	11.250	12/1/93	751,957.63	109,192.67	861,150.30
THE INDUSTRIAL DEVELOPMENT BOARD OF THE COUNTY OF SULLIVAN REVENUE BOND, SERIES A (STONE EAST PLAZA PROJECT)	Protective Life	17,734.00	10.750	12/1/93	1,137,793.89	87,818.51	1,225,612.40
THE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF CHATTANOOGA REVENUE BOND (SPARVEN, INC. PROJECT) No. R—1	Protective Life	5,597.31	11.750	6/1/94	545,598.80	99,814.27	645,413.07
THE INDUSTRIAL DEVELOPMENT BOARD OF THE COUNTY OF COCKE, TENNESSEE REVENUE BOND (COCKE DEVELOPMENT COMPANY) No. R—1	Protective Life	14,672.17	11.250	3/1/94	1,497,459.43	226,757.83	1,724,217.26
THE INDUSTRIAL DEVELOPMENT BOARD OF WASHINGTON, TENNESSEE REVENUE BOND, SERIES A (CENTER WEST SHOPPING CENTER PROJECT)	Protective Life	15,062.67	12.000	7/1/94	1,415,943.64	278,130.27	1,694,073.91

EXHIBIT A

THE INDUSTRIAL DEVELOPMENT BOARD OF CARTER COUNTY, TENNESSEE REVENUE BOND, SERIES A (BETSYTOWNE SHOPPING CENTER PROJECT)	Protective Life	18,326.10	12.000	10/1/94	1,725,092.69	345,373.98	2,070,466.67
TROUP COUNTY DEVELOPMENT AUTHORITY INDUSTRIAL DEVELOPMENT REVENUE BOND (JDN Enterprises Project) SERIES 1983 – No. R—1	Protective Life	13,871.67	11.500	11/1/94	1,393,217.52	243,627.07	1,636,844.59
PAULDING COUNTY INDUSTRIAL BUILDING AUTHORITY INDSUTRIAL DEVELOPMENT REVENUE BOND (JDN Enterprises Project) SERIES 1984 – No. R—1	Protective Life	26,140.83	12.000	12/1/94	2,529,769.62	522,874.21	3,052,643.83
DOWNTOWN DEVELOPMENT AUTHORITY OF THE CITY OF STOCKBRIDGE INDUSTRIAL DEVELOPMENT REVENUE BOND (JDN Enterprises Project) SERIES 1983 – No. R—1	Protective Life	29,328.67	11.500	2/1/95	2,948,896.06	525,256.65	3,474,152.71
CITY OF NATCHEZ, MISSISSIPPI URBAN RENEWAL REVENUE BOND (THE MARK IN NATCHEZ, LTD.) PROJECT	Protective Life	22,095.58	11.500	1/1/95	2,221,634.59	393,422.25	2,615,056.84
CARTERSVILLE DEVELOPMENT AUTHORITY INDUSTRIAL DEVELOPMENT REVENUE BOND (JDN Enterprises Project) SERIES 1983 – No. R—1	Protective Life	28,090.13	11.500	5/1/95	2,827,326.94	512,671.57	3,339,998.51
THE INDUSTRIAL DEVELOPMENT BOARD OF THE COUNTY OF WASHINGTON, TENNESSEE REVENUE BOND, SERIES A (CENTER EAST SHOPPING CENTER PROJECT)	Protective Life	11,691.67	11.500	5/1/95	1,145,166.95	203,519.34	1,348,686.29
THE INDUSTRIAL DEVELOPMENT BOARD OF THE METROPOLITAN GOVERNMENT OF NASHVILLE AND DAVIDSON COUNTY REVENUE BOND, SERIES A (METROPOLITAN INVESTORS PROJECT)	Protective Life	7,556.25	11.375	9/1/94	742,833.31	120,233.19	863,066.50
THE INDUSTRIAL DEVELOPMENT BOARD OF THE COUNTY OF HAMILTON, TENNESSEE REVENUE BOND (LBC ASSOCIATES – CHATTANOOGA #1 REFUNDING) No. R—1	Protective Life	2,338.33	11.500	11/1/94	228,151.98	38,911.98	267,063.96
THE INDUSTRIAL DEVELOPMENT BOARD OF THE COUNTY OF HAMILTON, TENNESSEE REVENUE BOND (OFFICE PROPERTIES) No. R—1	United Founders	4,432.03	14.500	8/1/93	245,304.76	51,748.17	297,052.93
THE INDUSTRIAL DEVELOPMENT BOARD OF THE COUNTY OF MARYVILLE, TENNESSEE REVENUE BOND, SERIES A (FOOTHILLS MALL – SEARS PROJECT)	United Founders	10,800.00	10.500	8/1/93	680,023.98	44,556.51	724,580.49
THE INDUSTRIAL DEVELOPMENT BOARD OF THE COUNTY OF HAMILTON, TENNESSEE REVENUE BOND (SOUTH ACCESS BUSINESS PARK, LTD. PROJECT) No. R—1	United Founders	6,094.63	11.500	2/1/95	612,692.88	109,209.13	721,902.01

EXHIBIT A

THE INDUSTRIAL DEVELOPMENT BOARD OF THE COUNTY OF HAMILTON, TENNESSEE REVENUE BOND (LBC ASSOCIATES – CHATTANOOGA #2—84--$800,000) No. R—1	United Founders	8,426.67	12.000	2/1/95	796,922.20	163,821.08	960,743.28
CATOOSA COUNTY DEVELOPMENT AUTHORITY INDUSTRIAL DEVELOPMENT REVENUE BOND (BATTLEFIELD PLAZA PROJECT) SERIES 1984 – No. R	United Founders	6,440.42	11.500	2/1/95	647,561.10	115,344.01	762,905.11
DOWNTOWN DEVELOPMENT AUTHORITY OF SNELLVILLE, GEORGIA INDUSTRIAL DEVELOPMENT REVENUE BOND (MATTISON PROJECT) No. R—1	American Foundation	5,477.33	12.000	9/1/95	518,833.94	110,902.46	629,736.40
CARROLLTON PAYROLL DEVELOPMENT AUTHORITY REVENUE BOND (JDN ASSOCIATES, LTD. 84—A PROJECT), SERIES 1984 – No. 1	Protective Life	25,761.67	11.500	2/1/96	2,600,000.00	495,408.38	3,095,408.38
COMMONWEALTH OF PENNSYLVANIA BERKS COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY INDUSTRIAL DEVELOPMENT REVENUE BOND (NORTH READING DEVELOPMENT COMPANY) R—1	Protective Life	20,807.50	11.500	2/1/96	2,100,000.00	400,137.54	2,500,137.54
TOTAL						$6,859,447.32	$45,287,001.08

UNDER COLUMN HEADED BOND OWNER:    PROTECTIVE LIFE SHALL MEAN:     PROTECTIVE LIFE INSURANCE COMPANY.
     UNTIED [SIC] FOUNDERS SHALL MEAN:     UNITED FOUNDERS LIFE INSURANCE COMPANY.
     AMERICAN FOUNDATION SHALL MEAN:     AMERICAN FOUNDATION LIFE INSURANCE COMPANY.

EXHIBIT A